EXHIBIT 10.9

WEATHERFORD INTERNATIONAL PLC
2010 OMNIBUS INCENTIVE PLAN
(as amended and restated on June 17, 2014)

RESTRICTED SHARE UNIT AWARD AGREEMENT - UK/JOINT ELECTION
This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into by and between Weatherford International plc, an Irish corporation (the “Company”), and the individual (the “Holder”) who has signed or electronically accepted this Agreement, pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan, as amended and restated on June 17, 2014 (the “Plan”), which is incorporated by reference herein in its entirety.
Whereas, the Company desires to grant the Company’s restricted share units (the “Units”) to the Holder, subject to the terms and conditions of this Agreement and the Plan; and
Whereas, the Holder desires to have the opportunity to hold the Units subject to the terms and conditions of this Agreement and the Plan;
Now therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Definitions. For purposes of this Agreement, “Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein or in the Plan with respect to the sale or other disposition of the Units and the obligation to forfeit such Units to the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.
Grant of Units. Effective as of the date of this Agreement and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Holder the number of Units specified in this Agreement or as stated in the Holder’s online account with the Company’s designated broker/stock plan administrator. The Company and the Holder agree that this Agreement shall complete the terms of the Units.

3.
Transfer Restrictions. Except as specified herein or in the Plan, the Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void, and the Company shall not be bound thereby.

4.	Vesting.

a.
Except as specified otherwise in this Section 4, the Units shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Units that are granted hereby in accordance with the schedule set forth in the Holder's online account with the Company's designated broker/stock plan administrator, if the Units have not been forfeited to the Company prior to such applicable date(s).

b.
Notwithstanding the foregoing, if (i) the Holder’s active employment or affiliation relationship with the Company and its Affiliates is terminated prior to one or more Lapse Dates (1) due to the death or Disability of the Holder, (2) by the Holder for Good Reason (as defined in the Employment Agreement between the Company and the Holder currently in effect, as the same may be amended from time to time (the “Employment Agreement”)) or (3) by the Company for any reason other than Cause (as defined in the Employment Agreement) then, in any such event, all Forfeiture Restrictions shall lapse on the date of termination of the Holder’s active employment or affiliation relationship, or (ii) there is a Change of Control, then all Forfeiture Restrictions shall lapse with respect to all Units subject to Forfeiture Restrictions immediately prior to such Change of Control.

c.
If the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates prior to one or more Lapse Dates for any reason other than the Holder’s death or Disability, or is terminated by the Holder for any reason other than Good Reason or by the Company for Cause, then any Forfeiture Restrictions that have not previously lapsed pursuant to the provisions of this Section 4 shall not lapse, and any Units with respect to which the Forfeiture Restrictions have not lapsed shall be forfeited to the Company on the date of the termination of the Holder’s employment or affiliation relationship with the Company and its Affiliates and the Holder will have no right to the Units or the underlying Shares, or rights to receive any consideration for the forfeited Units.

5.
Dividend Equivalents. If during the period the Holder holds any Units awarded hereby the Company pays a dividend in cash, Shares or otherwise with respect to the outstanding Ordinary Shares, nominal value $0.001 per Share (the “Shares”), the Holder shall receive no dividend equivalent payment with respect to the Holder’s Units.

6.
Delivery of Shares. Upon each applicable Lapse Date of the Forfeiture Restrictions under Section 4 the Company shall deliver or cause to be delivered a number of Shares equal to the number of Units with respect to which the Forfeiture Restrictions have lapsed (subject to the satisfaction by the Holder of any Tax-Related Items arising under Section 8 of this Agreement). For the avoidance of doubt, the discretion to pay the Units in cash, in whole or in part, which is described in 8.6 of the Plan, shall not apply to Units granted to Holders in the United Kingdom.

7.
Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any acquisition, merger, amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise, including a Change of Control (as defined in the Plan). An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

8.
Responsibility for Taxes & Withholding. The Holder acknowledges that, regardless of any action taken by the Company or, if different, the Holder’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, national insurance contributions (“NICs”) payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Holder’s participation in the Plan and legally applicable to the Holder or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Holder even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Holder further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Holder is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Holder agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Holder authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

a.	withholding from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or its Affiliates; or

b.
withholding from proceeds of the Shares acquired following the lapse of the Forfeiture Restrictions either through a voluntary sale or through a mandatory sale arranged by the Company (on the Holder’s behalf pursuant to this authorization without further consent); or

c.
withholding in Shares to be delivered upon the lapse of the Forfeiture Restrictions unless the Committee, in its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event and further provided, that if the Holder is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(c) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then the Holder shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Holder will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Holder is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Holder agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Holder’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Holder fails to comply with his or her obligations in connection with the Tax-Related Items.
If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by the Holder to the Employer, effective on the Due Date. The Holder agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company, the Employer and/or its Affiliates may recover it at any time thereafter by any of the means referred to above. Notwithstanding the foregoing, if the Holder is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Holder will not be eligible for such a loan to cover the income taxes. In the event that the Holder is a director or executive officer and the income taxes are not collected from or paid by the Holder by the Due Date, the amount of any uncollected income taxes may constitute a benefit to the Holder on which additional income tax and NICs (including Secondary NICs, as defined below) will be payable. The Holder understands that he or she will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer for the employee NICs due on this additional benefit.

9.
Joint Election. As a condition of the Holder's participation in the Plan and the lapse of the Forfeiture Restrictions, the Holder agrees to accept any liability for secondary Class 1 NICs (the “Secondary NICs”)

which may be payable by the Employer in connection with the Units and any event giving rise to Tax-Related Items. Without limitation to the above, the Holder agrees to enter into a joint election with the Company on behalf of the Employer (the “Election”), the form of such Election being formally approved by HMRC and attached as Annex A hereto, and any other consent or elections required to accomplish the transfer of the Secondary NICs to the Holder. If any other consents or elections are required by the Company, the Employer or any Affiliate to accomplish the above, the Holder agrees that the Holder will provide these promptly on request. The Holder further agrees to enter such other elections as may be required between the Holder and any successor to the Company and/or its Affiliates. The Holder further agrees that the Company and/or the Employer may collect the Secondary NICs by any of the means set forth in Section 8 of the Agreement above. The Holder agrees to enter into the Election prior to the lapse of any Forfeiture Restrictions. If the Holder does not enter into the Election prior to vesting of the Units, the Forfeiture Restrictions will not lapse and no Shares will be issued to the Holder under the Plan, without liability to the Company and/or the Employer.

10.
Employment or Affiliation Relationship. The grant of Units and the Holder’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Holder’s employment or affiliation relationship (if any). For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company, the Employer or its Affiliates as long as the Holder has an active employment or affiliation relationship with the Company, the Employer or any Affiliate. The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

11.
Voting and Other Rights. The Holder shall have no rights as a shareholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing Shares in satisfaction of such Units.

12.
Data Privacy. The Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Holder’s personal data as described in this Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Holder understands that the Company and the Employer may hold certain personal information about the Holder, including, but not limited to, the Holder’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Holder’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Holder understands that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Holder understands that the recipients of the Data may be located in Ireland, the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Holder’s country. The Holder understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Holder authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Holder understands that Data will be held only as long as is necessary to implement, administer and manage the Holder’s participation in the Plan. The Holder understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Holder understands that he or she is providing the consents herein on a purely voluntary basis. If the Holder does not consent, or if the Holder later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Holder’s consent is that the Company would not be able to grant the Holder Units or other equity awards or administer or maintain such awards. Therefore, the Holder understands that refusing or withdrawing his or her consent may affect the Holder’s ability to participate in the Plan. For more information on the consequences of the Holder’s refusal to consent or withdrawal of consent, the Holder understands that he or she may contact his or her local human resources representative.

13.
Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated below on the execution page of this Agreement, and to the Holder at the Holder’s address indicated in the Company’s register of Plan participants, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.
Amendment and Waiver. This Agreement may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of the Holder without his/her written consent. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

15.
Governing Law and Severability. This Agreement shall be governed by the laws of Ireland, without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.
Successors and Assigns. Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Units, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder’s death, the Holder’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.

17.
Electronic Delivery and Execution. The Holder hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Holder understands that, unless revoked by the Holder by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Holder also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Holder hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

19.	Acknowledgements. The Holder acknowledges and agrees to the following:

a.
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.
the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;

c.	all decisions with respect to future Unit or other grants, if any, will be at the sole discretion of the Company;

d.	the Holder is voluntarily participating in the Plan;

e.	the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;

f.
the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

g.	the future value of the Shares underlying the Units is unknown, indeterminable and cannot be predicted with certainty;

h.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of the Holder’s employment or affiliation (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Holder is employed or the terms of the Employment Agreement, if any), and in consideration of the grant of the Units to which the Holder is otherwise not entitled, the Holder irrevocably agrees never to institute any claim against the Company, any of its Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Holder shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

i.
for purposes of Units and unless otherwise expressly provided in this Agreement or determined by the Company, the Holder’s right to vest in the Units under the Plan, if any, will terminate as of such termination date as determined by the Committee pursuant to Section 10 of this Agreement and will not be extended by any notice period (e.g., Holder’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Holder is employed or the terms of the Holder’s Employment Agreement, if any); the Committee shall have the exclusive discretion to determine when the Holder is no longer actively providing services for purposes of the Unit grant (including whether Holder may still be considered to be providing services while on a leave of absence); and

j.
unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

k.
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Holder’s participation in the Plan, or the Holder’s acquisition or sale of the underlying Shares. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan; and

l.	the following provisions apply only if the Holder is providing services outside the United States:
(i)    the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purpose;
(ii)    The Holder acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to the Holder pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

20.	Section 409A.

a.
The delivery of the Holder’s Shares as described in Section 6 shall be made in accordance with such Section, provided that with respect to delivery due to termination of employment for reasons other than death, the delivery at such time can be characterized as a “short-term deferral” for purposes of Section 409A or as otherwise exempt from the provisions of Section 409A, or if any portion of the delivery cannot be so characterized, and the Holder is a “specified employee” under Section 409A, such portion of the delivery shall be delayed until the earlier to occur of the Holder’s death or the date that is six months and one day following the Holder’s termination of employment. For purposes of this Agreement, the terms “terminates,” “terminated,” “termination,” “termination of employment,” and variations thereof, as used in this Agreement to refer to the Holder’s termination of employment, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

b.
This Agreement and the Units provided hereunder are intended to comply with Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent. Although the Company and the Committee intend to administer this Agreement so that it will comply with the requirements of Section 409A, to the extent applicable, neither the Company nor the Committee represents or warrants that this Agreement will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company or its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Holder (or any other individual claiming a benefit through the Holder) for any tax, interest, or penalties the Holder might owe as a result of participation in the Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Holder from the obligation to pay any taxes pursuant to Section 409A.

21.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Holder’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.
Waiver. The Holder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Holder or any other Plan participants.

By the Holder’s execution or electronic acceptance of this Agreement in the manner specified in the Holder’s online account with the Company’s designated broker/stock plan administrator, the Holder and the Company have agreed that the Units are granted under and governed by the terms and conditions of the Plan and this Agreement.

WEATHERFORD INTERNATIONAL PLC

ANNEX A

Important Note on the Election to Transfer Employer NICs

If the Holder is liable for NICs in the UK in connection with the Holder’s participation in the Plan, the Holder is required to enter into an Election to transfer to the Holder any liability for employer’s NICs that may arise in connection with the Holder’s participation in the Plan.

By entering into the Election:

•	the Holder agree that any employer’s NICs liability that may arise in connection with Holder’s participation in the Plan will be transferred to the Holder;

•	the Holder authorises the Employer to recover an amount sufficient to cover this liability by such methods set forth in Section 8 of the Agreement; and

•
the Holder acknowledges that even if the Holder have clicked on the "ACCEPT" box where indicated, the Company or the Employer may still require the Holder to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for Holder’s records.

WEATHERFORD INTERNATIONAL PLC
2010 OMNIBUS INCENTIVE PLAN
(as amended and restated on June 17, 2014)

Election To Transfer the Employer’s Secondary Class 1
National Insurance Liability to the Employee

This Election is between:

A.    The individual who has obtained authorised access to this Election (the “Holder”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive share options, restricted shares and/or restricted share units (together, the “Awards”) pursuant to the Weatherford International plc 2010 Omnibus Incentive Plan (as amended and restated on June 17, 2014) (the “Plan”), and

B.    Weatherford International public limited company, with its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Holder under the Plan on or after __________ ___, ____ up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the Awards and/or ordinary shares of the Company acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the Awards and/or ordinary shares of the Company acquired pursuant to the Awards (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Holder and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Holder. The Holder understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Holder hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Holder at any time after the Chargeable Event:

(a)    by deduction from salary or any other payment payable to the Holder at any time on or after the date of the Chargeable Event; and/or

(b)    directly from the Holder by payment in cash or cleared funds; and/or

(c)    by arranging, on behalf of the Holder, for the sale of some of the securities which the Holder is entitled to receive in respect of the Awards, and/or

(d)     by any other means specified in the applicable Award agreement entered into between the Holder and the Company.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Holder in respect of the Awards until full payment of the Employer’s Liability is received.

3.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Holder within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1
The Holder and the Company agree to be bound by the terms of this Election regardless of whether the Holder is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2
Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3	This Election will continue in effect until the earliest of the following:

(a)     the date on which the Holder and the Company agree in writing that it should cease to have effect;

(b)     the date on which the Company serves written notice on the Holder terminating its effect;

(c)     the date on which HMRC withdraws approval of this Election; or

(d)     the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

4.4	This Election will continue in force regardless of whether the Holder ceases to be an employee of the Employer.

[Signature page follows]

Acceptance by the Holder

The Holder acknowledges that, by clicking on the “ACCEPT” box in the Merrill Lynch online acceptance screen, the Holder agrees to be bound by the terms of this Election.

OR:

The Holder acknowledges that, by signing this Election, the Holder agrees to be bound by the terms of this Election.

Name
Signature
Date

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company
Position
Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which the Election may apply:

Weatherford UK Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	00862925
Corporation Tax Reference:	27880 09305
PAYE Reference:	961/9568030

Edinburgh Petroleum Services Limited

Registered Office:	Weatherford Centre Souterhead Road Altens Industrial Estate Aberdeen AB12 3LF
Company Registration Number:	SC079517
Corporation Tax Reference:	28090 05723
PAYE Reference:	961/2429451

Reeves Wireline Technologies Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	00096365
Corporation Tax Reference:	26420 06157
PAYE Reference:	507/521101

Smart Stabilizer Systems Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	03812469
Corporation Tax Reference:	17916 01509
PAYE Reference:	531/N3210

Weatherford Laboratories (UK) Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	02317263
Corporation Tax Reference:	8696002269
PAYE Reference:	120/R2773

Hamdeen (UK) Limited

Registered Office:	Weatherford Centre Souterhead Road Altens Industrial Estate Aberdeen AB12 3LF
Company Registration Number:	SC192597
Corporation Tax Reference:	2463122880
PAYE Reference:	961/3601014

Tech 21Engineering Solutions Limited

Registered Office:	Weatherford Centre Souterhead Road Altens Industrial Estate Aberdeen AB12 3LF
Company Registration Number:	SC217363
Corporation Tax Reference:	1119306725
PAYE Reference:	961/WZ16128

International Logging Technology Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	02478447
Corporation Tax Reference:	6474003115
PAYE Reference:	470/D98690

Precision Drilling Services (UK) Limited

Registered Office:	Gotham Road East Leake Loughborough Leicestershire LE12 6JX
Company Registration Number:	03239395
Corporation Tax Reference:	5809420812
PAYE Reference:	531/N3210

Petrowell Limited

Registered Office:	Weatherford Centre Souterhead Road Altens Industrial Estate Aberdeen AB12 3LF
Company Registration Number:	SC219796
Corporation Tax Reference:	1031022308
PAYE Reference:	961/WZ13887